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                                          UNITED STATES SECURITIES AND EXCHANGE COMMISSION
FORM 4                                              WASHINGTON, D.C. 20549
|_| CHECK THIS BOX IF NO
LONGER SUBJECT TO SECTION 16.               STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
FORM 4 OR FORM 5 OBLIGATIONS MAY
CONTINUE.  SEE INSTRUCTION
1(B).                          Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
                                   Section 17(a) of the Public Utility Holding Company Act of 1935
                                       or Section 30(f) of the Investment Company Act of 1940
(Print or Type Responses)
------------------------------------ ------------------------------------------- ---------------------------------------------------
1. Name and Address of Reporting     2. Issuer Name and Ticker or Trading        6. Relationship of Reporting Person to
   Person*                              Symbol                                      Issuer
                                                                                           (Check all applicable)
   PERETZ      MARTIN      H.          THESTREET.COM (TSCM)
                                                                                        X   Director         X   10% Owner
------------------------------------ -----------------------------------------        -----                -----
   (Last)     (First)     (Middle)   3. IRS or Social        4. Statement for               Officer (give        Other (specify
                                        Security Number         Month/Year            ----- title below)   ----- below)
     C/O THE CLARK ESTATES, INC.        of Reporting Person,
     1 ROCKEFELLER PLAZA                if an entity            MAY 2002            ---------------------------
                                        (Voluntary)

------------------------------------ ----------------------- ------------------- ---------------------------------------------------
           (Street)                                          5. If Amendment,    7. Individual or Joint/Group Filing
                                                                Date of Original    (Check Applicable Line)
     NEW YORK  NY        10020-2102                                                 X   Form filed by One Reporting Person
------------------------------------                                               ---
     (City)    (State)   (Zip)                                                          Form filed by More than One Reporting Person
                                                                                   ---
------------------------------------------------------------------------------------------------------------------------------------
                                             TABLE I - NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
------------------------------------------------------------------------------------------------------------------------------------
1.  Title of Security                2.Trans-  3.Trans-   4.Securities Acquired  5.Amount of   6.Ownership  7. Nature of
    (Instr. 3)                         action    action     (A)or Disposed of      Securities    Form:         Indirect
                                       Date      Code       (D)(Instr.3,4 and 5)   Beneficially  Direct (D)    Beneficial
                                                 (Instr. 8)                        Owned at      or Indirect   Ownership
                                                                                   End of Month  (I)
                                                --------------------------------
                                                                      (A)
                                       (Month/                        or           (Instr. 3
                                      Day/Year)  Code   V    Amount   (D)  Price   and 4)        (Instr. 4)    (Inst. 4)
------------------------------------ --------- ------- --- --------- ----- ------ ------------- ------------ -----------------------
------------------------------------ --------- ------- --- --------- ----- ------ ------------- ------------ -----------------------
                                                                                                             By family
Common Stock                         5/01/02   P            2,500    A     $3.2894              I            limited
                                                                                                             partnership
------------------------------------ --------- ------- --- --------- ----- ------ ------------- ------------ -----------------------
                                                                                                             By family
Common Stock                         5/01/02   P            2,500    A     $3.2496   254,504    I            limited
                                                                                                             partnership
------------------------------------ --------- ------- --- --------- ----- ------ ------------- ------------ -----------------------
                                                                                                             By trust
Common Stock                                                                          73,618                 for
                                                                                                             Reporting Person
------------------------------------ --------- ------- --- --------- ----- ------ ------------- ------------ -----------------------

Common Stock                                                                          79,089                 By trust
                                                                                                             for spouse
------------------------------------ --------- ------- --- --------- ----- ------ ------------- ------------ -----------------------

Common Stock                                                                           4,000                 By trust
                                                                                                             for child
------------------------------------ --------- ------- --- --------- ----- ------ ------------- ------------ -----------------------

Common Stock                                                                          18,174                 By trust
                                                                                                             for grandchildren
------------------------------------ --------- ------- --- --------- ----- ------ ------------- ------------ -----------------------

Common Stock                                                                          18,174                 By trust
                                                                                                             for grandchildren
------------------------------------ --------- ------- --- --------- ----- ------ ------------- ------------ -----------------------

Common Stock                                                                       2,430,508                 By Peretz
                                                                                                             Partners L.L.C.
------------------------------------ --------- ------- --- --------- ----- ------ ------------- ------------ -----------------------

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------------------------------------ --------- ------- --- --------- ----- ------ ------------- ------------ -----------------------

Common Stock
                                                                                     152,474    D
------------------------------------ --------- ------- --- --------- ----- ------ ------------- ------------ -----------------------

Common Stock                                                                                                 By trust
                                                                                       1,000    I            for child
------------------------------------ --------- ------- --- --------- ----- ------ ------------- ------------ -----------------------
                                                                                                             By trust
Common Stock                                                                           1,000    I            for child
------------------------------------ --------- ------- --- --------- ----- ------ ------------- ------------ -----------------------
                                                                                                             By trust
Common Stock                                                                           1,000    I            for child
------------------------------------ --------- ------- --- --------- ----- ------ ------------- ------------ -----------------------

Common Stock
                                                                                     113,073    I            By spouse
------------------------------------ --------- ------- --- --------- ----- ------ ------------- ------------ -----------------------



------------------------------------ --------- ------- --- --------- ----- ------ ------------- ------------ -----------------------


                                                                                        POTENTIAL PERSONS WHO ARE TO RESPOND TO THE
                                                                                        COLLECTION OF INFORMATION CONTAINED  IN THIS
Reminder:  Report on a separate line for each class of securities beneficially          FORM ARE NOT  REQUIRED TO RESPOND UNLESS THE
           owned directly or indirectly.                                                FORM  DISPLAYS A CURRENTLY VALID OMB CONTROL
* If the form is filed by more than one reporting person, SEE Instruction 4(b)(v).      NUMBER.
                                                                                                                              (Over)
                                                                                                                     SEC 1474 (3/99)
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FORM 4 (CONTINUED)          TABLE II - DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
                                   (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)
------------------------------------------------------------------------------------------------------------------------------------
1.Title of Derivative 2.Conver-  3.Trans- 4.Transac- 5.Number of   6.Date        7.Title and 8.Price  9.Number 10.Owner- 11.Nature
  Security (Instr. 3)   sion       action   tion       Deriv-        Exercisable   Amount of   of       of        ship      of
                        or         Date     Code       ative         and           Under-      Deriv-   Deriv-    Form of   Indirect
                        Exercise   (Month/  (Instr.    Securities    Expiration    lying       ative    ative     Deriv-    Benefi-
                        Price      Day/     8)         Acquired (A)  Date          Secur-      Secur-   Secur-    ative     cial
                        of         Year)               or Disposed   (Month/Day/   ities       ity      ities     Secur-    Owner-
                        Deriv-                         of (D)        Year)         (Instr.     (Instr.  Bene-     ity:      ship
                        ative                          (Instr. 3,                  3 and 4)    5)       ficially  Direct    (Instr.
                        Security                       4 and 5)                                         Owned at  (D)or     4)
                                                                                                        End of    Indirect
                                                                                                        Month     (I)
                                                                                                        (Instr.   (Instr.
                                                                                                        4)        4)
                                                                   ------------------------------
                                                                                           Amount
                                                                   Date     Expira-          or
                                                                   Exer-    tion    Title  Number
                                                                   cisable  Date             of
                                          ------------------------                         Shares
                                           Code    V    (A)   (D)
-------------------- ---------  --------  ------ ----- ------ ----- ------- ------- ------ ------ ------ -------- --------- --------

-------------------- ---------  --------  ------ ----- ------ ----- ------- ------- ------ ------ ------ -------- --------- --------

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-------------------- ---------  --------  ------ ----- ------ ----- ------- ------- ------ ------ ------ -------- --------- --------

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Explanation of Responses:

                                                                                  /s/ RICHARD C. VANISON                  05/03/02
                                                                                  -------------------------------       ------------
**  Intentional misstatements or omissions of facts constitute Federal            **Signature of Reporting Person           Date
    Criminal Violations.  See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed.       **  Signing on behalf of Martin H. Peretz
      If space provided is insufficient, SEE Instruction 6 for procedure.             by power of attorney.

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